                                                                      EXHIBIT 12

                            STATE STREET CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                              THREE MONTHS      YEAR ENDED DECEMBER 31,
                             ENDED MARCH 31, ----------------------------------
                                  1998        1997    1996    1995   1994  1993
                             --------------- ------  ------  ------  ----  ----
                                         (DOLLARS IN MILLIONS)
(A) Excluding interest on
 deposits:
 Earnings:
 Income before income
  taxes....................       $161       $  568  $  453  $  370  $343  $292
 Fixed charges.............        180          613     477     495   267   184
                                  ----       ------  ------  ------  ----  ----
  Earnings as adjusted.....       $341       $1,181  $  930  $  865  $610  $476
                                  ====       ======  ======  ======  ====  ====
 Income before income taxes
 Pretax income from
  continuing operations as
  reported.................       $160       $  564  $  447  $  366  $340  $291
 Share of pretax income
  (loss) of 50% owned
  subsidiaries not included
  in above.................          1            4       6       4     3     1
                                  ----       ------  ------  ------  ----  ----
  Net income as adjusted...       $161       $  568  $  453  $  370  $343  $292
                                  ====       ======  ======  ======  ====  ====
 Fixed charges:
 Interest on other
  borrowings...............       $152       $  548  $  452  $  482  $254  $170
 Interest on long-term debt
  including amortization of
  debt issue costs.........         15           55      15       9     9    10
 Portion of rents
  representative of the
  interest factor in long
  term lease...............         13           10      10       4     4     4
                                  ----       ------  ------  ------  ----  ----
  Fixed charges............       $180       $  613  $  477  $  495  $267  $184
                                  ====       ======  ======  ======  ====  ====
 Ratio of earnings to fixed
  charges..................       1.89x        1.93x   1.95x   1.75x 2.29x 2.59x
(B) Including interest on
 deposits:
 Adjusted earnings from (A)
  above....................       $341       $1,181  $  930  $  865  $610  $476
 Add interest on deposits..        154          512     425     416   281   214
                                  ----       ------  ------  ------  ----  ----
 Earnings as adjusted......       $495       $1,693  $1,355  $1,281  $891  $690
                                  ====       ======  ======  ======  ====  ====
 Fixed Charges:
 Fixed charges from (A)
  above....................       $180       $  613  $  477  $  495  $267  $184
 Interest on deposits......        154          512     425     416   281   214
                                  ----       ------  ------  ------  ----  ----
 Adjusted fixed charges....       $334       $1,125  $  902  $  911  $548  $398
                                  ====       ======  ======  ======  ====  ====
 Adjusted earnings to
  adjusted fixed charges...       1.48x        1.50x   1.50x   1.41x 1.63x 1.74x
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